Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of VeriFone, Point, and Hypercom after giving effect to the merger between VeriFone and these entities and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information also reflects the divestitures as discussed in Note 3.

VeriFone's fiscal year ends on October 31 while both Point and Hypercom's fiscal years end on December 31. The unaudited pro forma condensed combined balance sheet as of October 31, 2011 is based on the historical balance sheet of VeriFone as of October 31, 2011 and the historical balance sheet of Point as of September 30, 2011, and has been prepared to reflect the merger of Point as if it had occurred on October 31, 2011. The unaudited pro forma condensed combined statement of operations for the year ended October 31, 2011 combines the results of VeriFone for the fiscal year ended October 31, 2011, Point for the twelve months ended September 30, 2011, and Hypercom for the nine months ended June 30, 2011 and the four days ended August 4, 2011. Hypercom's results of operations subsequent to the August 4, 2011 acquisition date are included in Verifone's fiscal year ended October 31, 2011 results. The unaudited pro forma condensed combined statement of operations for the year ended October 31, 2011 has been prepared as though the mergers occurred on November 1, 2010, the first day of VeriFone's 2011 fiscal year.

The preliminary allocations of the Point and Hypercom purchase price used in the unaudited pro forma condensed combined financial information are based on preliminary estimates and currently available information. These assumptions and estimates, which cannot be finalized at the time of this filing, will be revised as additional information becomes available and upon the finalization of the valuation of Point's and Hypercom's assets and liabilities.

The unaudited pro forma condensed combined financial information is not intended to represent what VeriFone's financial position or results of operations would actually have been if the mergers had occurred on those dates or to project the Company's results of operations for any future period. Since VeriFone and the entities included in this pro forma were not under common control or management for any period presented, the unaudited pro forma condensed combined financial results may not be comparable to, or indicative of, future performance. The unaudited pro forma condensed combined financial information does not include any adjustments for liabilities resulting from integration planning. Management of VeriFone is in the process of assessing the costs associated with integration.

The unaudited pro forma condensed combined financial information included herein has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to these rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

The unaudited pro forma condensed combined financial information should be read in conjunction with (i) VeriFone's historical consolidated financial statements and related notes contained in VeriFone's Annual Report on Form 10-K for the year ended October 31, 2011 and VeriFone's unaudited consolidated financial statements contained in VeriFone's Quarterly Report on Form 10-Q for the period ended January 31, 2012, which are incorporated herein by reference, (ii) Point's consolidated audited Annual Report for the year ended December 31, 2010 and Point's unaudited Interim Report for the period ended September 30, 2011, which are included as Exhibit 99.1 and 99.2, respectively, of this Form 8-K/A, and (iii) Hypercom's audited financial statements as of and for the year ended December 31, 2010 and unaudited financial statements for the three and six month periods ended June 30, 2011, which have been previously provided with the Form 8-K/A filed with the Securities and Exchange Commission on August 10, 2011.

The unaudited pro forma condensed combined financial information included herein does not give effect to any potential cost reductions or other operating efficiencies that could result from the mergers, including but not limited to, those associated with potential (i) reductions of corporate overhead, (ii) eliminations of duplicate functions and (iii) increased operational efficiencies through the adoption of best practices and capabilities from each company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF OCTOBER 31, 2011
(DOLLARS IN THOUSANDS)

	As of
	October 31, 2011	September 30, 2011	Pro Forma Adjustments (2)		Pro forma Combined
	VeriFone	Point (1)
ASSETS
Current assets:
Cash and cash equivalents	$594,562	$32,177	$—		$626,739
Accounts receivable, net of allowances	294,440	23,977	(6,744)	A	311,673
Inventories	144,316	24,257	(5,885)	A	162,688
Deferred income tax assets	39,040	—	519	B	39,559
Prepaid expenses and other current assets	88,090	7,196	8,888	C	104,174
Total current assets	1,160,448	87,607	(3,222)		1,244,833
Property, plant and equipment, net	65,504	49,676	(256)	D	114,924
Purchased intangible assets, net	263,767	99,768	497,031	E	860,566
Goodwill	561,414	149,364	515,858	F	1,226,636
Deferred tax assets	205,496	7,377	1,008	B	213,881
Other assets	56,932	1,051	34,056	C	92,039
Total assets	2,313,561	394,843	1,044,475		3,752,879
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	144,278	14,358	(6,744)	A	151,892
Income taxes payable	9,116	2,054	587	B	11,757
Deferred revenue, net	68,824	27,112	(25,649)	A,G	70,287
Deferred tax liabilities	4,960	—	4,822	B	9,782
Accrued compensation and other current liabilities	204,047	41,017	116	H	245,180
Current portion of long-term debt	272,055	16,007	42,842	I	330,904
Total current liabilities	703,280	100,548	15,974		819,802
Deferred revenue, net	31,467	997	(954)	G	31,510
Long-term debt	211,756	244,690	865,232	I	1,321,678
Deferred tax liabilities	92,594	11,621	156,872	B	261,087
Other long-term liabilities	78,971	1,629	1,967	H	82,567
Total liabilities	1,118,068	359,485	1,039,091		2,516,644
Commitments and contingencies
Redeemable noncontrolling interest	855	—	—		855
Stockholders’ equity:
Preferred stock
Common stock	1,058	199	(199)	J	1,058
Additional paid-in capital	1,468,862	27,930	(27,930)	J	1,468,862
Accumulated deficit	(269,056)	(1,435)	1,435	J	(269,056)
Accumulated other comprehensive loss	(6,671)	566	(566)	J	(6,671)
Total stockholders’ equity	1,194,193	27,260	(27,260)		1,194,193
Noncontrolling interests in subsidiaries	445	8,098	32,644	K	41,187
Total equity	1,194,638	35,358	5,384		1,235,380
Total liabilities and equity	$2,313,561	$394,843	$1,044,475		$3,752,879

The accompanying notes are an integral part of these pro forma combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED OCTOBER 31, 2011
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Year Ended		Nine Months Ended June 30, 2011	Four Days Ended August 4, 2011	Adjustments
	October 31, 2011	September 30, 2011			Divestiture of Hypercom Operations (3)	Point Adjustments (4)		Hypercom Adjustments (5)		Pro forma Combined
	VeriFone	Point (1)	Hypercom (1)	Hypercom (1)
Net revenues:
System Solutions	$1,033,911	$69,100	$291,787	$574	$(62,029)	$(24,187)	L	$2,921	P	$1,312,077
Services	269,955	155,609	87,636	938	(14,964)	—		1,889	P	501,063
Total net revenues	1,303,866	224,709	379,423	1,512	(76,993)	(24,187)		4,810		1,813,140
Cost of net revenues:
System Solutions	655,511	44,046	193,767	339	(38,067)	(9,120)	L, M	894	P,Q, R	847,370
Services	156,605	63,253	65,221	750	(9,110)	—		(583)	R	276,136
Total cost of net revenues	812,116	107,299	258,988	1,089	(47,177)	(9,120)		311		1,123,506
Gross profit	491,750	117,410	120,435	423	(29,816)	(15,067)		4,499		689,634
Operating expenses:
Research and development	109,155	18,030	39,028	310	(3,908)	—		(14)	R	162,601
Sales, general and administrative	262,056	54,425	75,428	672	(12,483)	(14)		(15,315)	R	364,769
Amortization of purchased intangible assets	14,829	20,555	3,996	—	—	39,570	M	14,973	Q	93,923
Total operating expenses	386,040	93,010	118,452	982	(16,391)	39,556		(356)		621,293
Operating income	105,710	24,400	1,983	(559)	(13,425)	(54,623)		4,855		68,341
Interest expense	(28,950)	(23,559)	(9,831)	—	—	(23,640)	N	9,415	S	(76,565)
Interest income	2,595	2,780	387	—	—	—		—		5,762
Other income (expense), net	11,637	—	2,432	—	—	—		—		14,069
Income (loss) before income taxes	90,992	3,621	(5,029)	(559)	(13,425)	(78,263)		14,270		11,607
Provision (Benefit) from income taxes	(191,412)	2,108	962	(168)	—	(20,583)	O	4,281	T	(204,812)
Net income (loss)	$282,404	$1,513	$(5,991)	$(391)	$(13,425)	$(57,680)		$9,989		$216,419
Net income (loss) per share
Basic	$3.06		$(0.10)							2.09
Diluted	$2.92		$(0.10)							2.00
Weighted average shares used in computing net income (loss) per share
Basic	92,414		57,097					(46,121)	U	103,390
Diluted	96,616		57,097					(45,713)	U	108,000
The accompanying notes are an integral part of these pro forma combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(1) Basis of Presentation

Point Acquisition

On December 30, 2011, we completed our acquisition of Electronic Transaction Group Nordic Holding AB, a Swedish company operating the Point International business (collectively, "Point"), Northern Europe's largest provider of payment and gateway services and solutions for retailers for a purchase price of approximately €600.0 million plus payoff of Point outstanding debt ($1,024.5 million total consideration at the close date). The source of funds for the cash consideration was new debt provided by a syndicate of banks.

As a result of the acquisition, Point became a wholly-owned subsidiary of VeriFone. The acquisition was accounted for using the acquisition method of accounting. One subsidiary of Point, Babs Paylink AB, is owned 51% by Point and 49% by a third party that has a noncontrolling interest. The results of operations for the acquired businesses have been included in our financial results since the acquisition date. We acquired Point to, among other things, provide a broader set of product and service offerings to customers globally, especially in the Northern European markets.
The fair value of consideration transferred for Point was comprised of (in thousands):

Cash paid to Point stockholders	$774,268
Cash for repayment of long-term debt	250,264
Total	$1,024,532

The historical balance sheet and statement of operations of Point have been prepared in accordance with European International Financial Reporting Standards (EU IFRS) as endorsed by the European Accounting Regulatory Committee. For the purpose of presenting the unaudited pro forma condensed combined financial information, the balance sheet and statement of operations of Point have been reclassified to conform with US GAAP short term and long term presentation.

The historical financial statements of Point were presented in Swedish Kronor (SEK). For purposes of presenting the unaudited pro forma condensed combined financial information, the adjusted balance sheet of Point at September 30, 2011 has been translated into U.S. Dollars (USD) using the closing rate at September 30, 2011. The adjusted statement of operations of Point for the twelve month period ended September 30, 2011 has been translated into U.S. Dollars (USD) at the average closing rate for the twelve month period ended September 30, 2011.

Hypercom Corporation

On August 4, 2011, we completed our acquisition of Hypercom, a provider of electronic payment solutions and value-added services at the point of transaction, by means of a merger of one of our wholly-owned subsidiaries with and into Hypercom such that Hypercom became a wholly-owned subsidiary of VeriFone following the merger.  In connection with the merger we issued 14,462,629 shares of our common stock, par value $0.01 per share in exchange for all the outstanding common stock of Hypercom, and options to acquire Hypercom common stock were converted into options exercisable for approximately 814,638 shares of VeriFone common stock.  Immediately prior to the merger, Hypercom divested its U.S., U.K. and Spain businesses to independent third parties.  As part of closing, Hypercom paid off its outstanding long-term debt, totaling approximately $71.2 million, with cash provided by VeriFone.

The fair value of consideration transferred for Hypercom on August 4, 2011 was comprised of (in thousands):

Fair value of VeriFone stock issued to Hypercom stockholders	$557,100
Fair value of stock options assumed	16,243
Cash for repayment of long-term debt	71,230
$644,573

(2) Point Purchase Price Allocation and Proforma Balance Sheet Adjustments

Purchase Price Allocation
The acquisition method of accounting requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Because of the short time frame since the acquisition closed, at January 31, 2012 we recorded the net tangible and intangible assets acquired and liabilities assumed based upon their preliminary fair values as of December 30, 2011. The fair values were based upon a preliminary valuation, and our estimates and assumptions are subject to change within the measurement period (up to one year from the acquisition date). The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the fair values of acquired assets and liabilities, certain legal matters, certain pre-acquisition contingencies including acquisition and divestiture related claims, income and non-income based taxes and residual goodwill. We expect to continue to obtain information to assist us in determining the fair values of the net assets acquired at the acquisition date during the measurement period.
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date. As described above, fair values assigned to certain assets acquired and liabilities assumed are preliminary and thus subject to change (in thousands):

Cash and cash equivalents	$25,314
Accounts receivable	24,505
Inventories	25,104
Deferred tax assets	13,235
Prepaid expense and other assets	44,288
Property, plant and equipment	11,152
Intangible assets	550,512
Accounts payable and other liabilities	(72,464)
Deferred revenues	(1,387)
Deferred tax liabilities	(153,222)
Noncontrolling interests	(37,132)
Total identifiable net assets	429,905
Goodwill	594,627
Total consideration transferred	$1,024,532

Other considerations in the preliminary allocation of the estimated purchase price of Point include the following:

1)     Our preliminary valuation used to allocate the purchase price uses a third-party market participant view and assumes there are no synergies unique to VeriFone. If there were any synergies unique to VeriFone, then a higher portion of the purchase consideration would be allocated to goodwill;

2)     The preliminary valuation relies on publicly available information and general statistics from prior acquisitions within our industry;

3)     Accounts receivable, inventory and other current asset and liability book values approximate fair value;

4)     The location of the intangibles and associated local country tax rates were used to determine the deferred tax asset and liability values.

5)    As required by acquisition accounting, the estimated fair value of deferred revenue is the cost to provide services under contractual obligations plus a reasonable margin.

Point Balance Sheet Adjustments

The pro forma balance sheet adjustments include:

(A)To reflect the elimination of accounts receivable, profit in inventory, accounts payable and deferred revenue associated with items sold by VeriFone to Point prior to acquisition.

(B)To increase deferred tax assets, income taxes payable and deferred tax liabilities to reflect the purchase price allocation, using the local country statutory tax rates where the intangible assets are located.

(C)To reflect additional debt issuance costs associated with $1.1 billion of new debt that would be required to fund the Point acquisition.

(D)To reduce net fixed asset carrying value to estimated fair value.

(E)To reflect estimates of fair value of the identifiable intangible assets of Point, which were estimated as of December 30, 2011 based on preliminary fair value review and benchmarked against recent comparable acquisitions of related industries. These amounts were adjusted to estimate the fair value at October 31, 2011 by considering the impact of foreign currency fluctuations from October 31, 2011 to December 30, 2011. These allocations may materially change once a final appraisal is performed. This pro forma adjustment also includes the elimination of the carrying value of Point's intangible assets at September 30, 2011. The elements of the adjustment are:

Increase (Decrease) (in thousands)
Establish customer relationships asset value at December 30, 2011	$484,399
Establish developed technology asset value at December 30, 2011	52,528
Establish trade name value at December 30, 2011	13,585
Reflect impact of foreign currency fluctuations from Oct 31, 2011 to Dec 30, 2011	46,287
Eliminate intangible assets from prior Point acquisitions	(99,768)
Net pro forma combined adjustment	$497,031

(F)To reflect the establishment of goodwill, estimated as a result of the preliminary purchase price allocation described above. This adjustment also reflects the elimination of the $149 million carrying value of existing goodwill associated with businesses Point acquired previously.

(G)To reflect a $27 million decrease in deferred revenue as required by acquisition accounting. The estimated remaining fair value represents the cost of the remaining obligation to provide services under contractual obligations plus a reasonable margin.

(H)To adjust facility lease carrying value to estimated fair value and to record estimated fair value of asset retirement obligations.

(I)To reflect the issuance of $1.1 billion of new debt that would be required to fund the Point acquisition, offset by the elimination of $250 million in Point borrowings at September 30, 2011 under debt arrangements that were paid off as part of the acquisition.

(J)To reflect the elimination of Point's stockholders' equity balances.

(K)The reflect the $37.1 million December 30, 2011 fair value of the noncontrolling interest in a Point subsidiary, adjusted to reflect the $3.6 million impact of foreign currency fluctuations from October 31, 2011 to December 30, 2011.

(3) Divestiture of Hypercom Operations

As part of the merger agreement, VeriFone and Hypercom have sold or otherwise disposed of, businesses or assets in the U.S, U.K and Spain. VeriFone has made general assumptions as to the value of Hypercom's businesses that were included in the divestitures based upon currently available information.

The unaudited pro forma condensed combined statements of operations for the fiscal year ended October 31, 2011 includes adjustments to eliminate Hypercom's operating results attributable to the divestitures of the U.S., U.K. and Spain operations prior to the August 4, 2011 acquisition date. Additionally, no pro forma adjustments have been made to reflect any earnings benefits from the reinvestment of any proceeds which might be recovered, or the reduction of debt which may arise as a consequence of the dispositions.

(4) Statement of Operations Adjustments for Point:

(L)To eliminate estimated profits on sales from VeriFone to Point that are included in VeriFone net revenues and Point cost of net revenues during the pre-acquisition period.

(M)To reflect increased amortization expense associated with the fair value of the customer relationships, developed technology, and trade names assuming estimated useful lives of 10 years, 4 years and 4 years, respectively. These expenses are offset by the elimination of the amortization expense associated with Point's acquisitions. The elements of the adjustment are:

(in thousands)	Year Ended October 31, 2011
Amortization of acquired identifiable intangible assets associated with Point acquisition
Amortization of customer relationships	$56,464
Amortization of developed technology	13,152
Amortization of trade names	3,662

Reversal of previous Point amortization of identifiable intangible assets	(20,555)
Total	$52,723
Amortized cost to cost of net revenues - system solutions	13,153
Amortized cost to operating expenses	$39,570

(N)To reflect interest expense on the $1.1 billion of new debt that would be required to fund the Point acquisition, offset by the elimination of interest expense associated with Point borrowings that were paid off as part of the acquisition.

(O)To reflect the tax effects of pro forma adjustments using an estimated effective income tax rate of 26.3% for the fiscal year ended October 31, 2011.

The unaudited pro forma condensed combined financial information has not been adjusted for merger costs expected to be incurred by VeriFone as these costs are directly attributed to the merger and will not have a continuing impact in excess of one year. These merger costs are not readily predictable but are anticipated to be significant.

(5) Statement of Operations Adjustments for Hypercom:

(P)To eliminate the impact of inventory and deferred revenue fair value adjustments recognized in VeriFone Q4 2011 results that represent one-time adjustments directly attributed to the merger that will not have recurring significant ongoing impact in excess of one year. Therefore, the impact has been backed out of the pro forma financial results.

(Q)To reflect increased amortization expense associated with the customer relationships, developed technology, and trademarks and trade names assuming an estimated life of 8 years, 6 years and 8 years, respectively. These expenses are offset by the elimination of the amortization expense associated with Hypercom's acquisitions. The elements of the adjustment are:

(in thousands)	Year Ended October 31, 2011
Amortization of acquired identifiable intangible assets associated with Hypercom acquisition
Amortization of customer relationships	$18,330
Amortization of developed technology	14,442
Amortization of trademarks and trade names	637

Reversal of previous Hypercom amortization of identifiable intangible assets	(4,762)
Total	$28,647
Amortized cost to cost of net revenues - system solutions	13,674
Amortized cost to operating expenses	$14,973

(R)To eliminate $16 million of other charges incurred by VeriFone that are directly attributed to the merger that will not have recurring significant ongoing impact in excess of one year, such as deal costs and one time professional fees.

(S)To eliminate the amortization of the deferred warrant costs to interest expense and the interest expense associated with Hypercom debt that was extinguished as part of the acquisition.

(T)To reflect the tax effects of pro forma adjustments using an estimated effective income tax rate of 30.0% for the fiscal year ended October 31, 2011.

(U)To reflect (i) the elimination of Hypercom's basic and diluted shares outstanding, net of (ii) the assumed issuance of VeriFone common stock as a result of the transaction and (iii) full dilution from the new VeriFone stock options issued in exchange for Hypercom stock options.
Although all of the employee awards of Hypercom will be fully vested, VeriFone did not reflect pro-forma adjustments to reduce the stock-based compensation expense recorded by Hypercom because VeriFone granted new options to Hypercom's employees in the ordinary course of business that will result in the future stock-based compensation expense for the Hypercom employees.
The unaudited pro forma condensed combined financial information has not been adjusted for merger costs expected to be incurred by VeriFone as these costs are directly attributed to the merger and will not have a continuing impact in excess of one year. These merger costs are not readily predictable but are anticipated to be significant.